Exhibit 99.1
Press Release

[NOT] FOR IMMEDIATE RELEASE November 3, 2010
Investor and Media Contact: Whitney Finch Director of Investor Relations 813.421.7694 wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced results for the quarter ended September 30, 2010.
The Company reported income before income taxes for the quarter ended September 30, 2010 of $10.0 million, or $0.37 per diluted share, as compared to income before income taxes for the year ago period of $9.6 million, or $0.46 per diluted share. Net income for the third quarter of 2010 was $9.7 million, or $0.36 per diluted share, as compared to net income for the third quarter 2009 of $8.2 million, or $0.40 per diluted share. Results for this quarter included a $1.7 million gain on debt extinguishment associated with temporary investments of excess cash in the Company’s securitization debt.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “We are pleased with the continued strong performance of both our legacy portfolio and the residential loan pools we have acquired this year. We believe these excellent results are due to our high-touch servicing platform. While we are selective about the assets we choose to purchase using the capital from last year’s equity raise, we continue to find attractively priced assets which meet our investment criteria, albeit at a slower pace than originally anticipated.”
Third Quarter 2010 Dividend Declaration
On November 2, 2010, the Board of Directors of the Company declared a dividend of $0.50 per share to shareholders of record as of November 12, 2010, which will be paid on November 24, 2010.
Purchase of Marix Servicing, LLC
On November 2, 2010, the Company finalized the purchase transaction of Marix Servicing, LLC (“Marix”) a high-touch specialty servicer based in Phoenix, Arizona. The Company anticipates the acquisition of Marix will enhance its portfolio acquisition opportunities by providing a servicing platform with a nationwide footprint. Additionally, Marix provides an independent revenue stream, expanding the Company’s revenue growth opportunities, as well as a highly developed information technology infrastructure which will be leveraged by both organizations.
Third Quarter 2010 Operating Highlights
•	Reflecting continued strong performance, consolidated delinquencies were 4.56 percent at September 30, 2010, as compared to 4.26 percent at June 30, 2010 and 5.55 percent at September 30, 2009. Walter Investment’s delinquency rates (adjusted to reflect comparable methodologies) remain better than the most recently released Mortgage Banker’s Association’s subprime industry survey average by more than 50 percent.

•	On an annualized basis, the asset yield for the quarter ended September 30, 2010 was 10.14 percent and the Company’s interest cost on outstanding debt was 6.75 percent. The net interest margin for the quarter, which is net interest income as a percentage of average earning assets, was 5.15 percent, in-line with the third quarter of 2009.

•	Loss severities were 16.9 percent in the third quarter, as compared to 14.3 percent for the second quarter of 2010 and 16.9 percent in the third quarter of 2009.

•	During the third quarter of 2010, the Company paid dividends on August 27, 2010 of $12.9 million to its shareholders.

Charles E. Cauthen, Walter Investment’s President and COO, said, “Our field servicing organization continues to deliver superior results from our residential loan portfolio, including the recently acquired pools of loans. We are also working actively on opportunities to integrate the Walter Investment and Marix servicing operations to leverage the best attributes of both platforms.”
In reference to recent concerns in the market regarding foreclosure processes and procedures, Mr. Cauthen said, “We recently conducted a review of such processes and procedures for both our servicing group and Marix. We are comfortable that proper compliance policies and procedures are in place and being followed. We expect this issue will have no direct effect on our operations.”
Third Quarter 2010 Financial Summary
Net interest income for the quarter was $21.0 million as compared to $20.8 million in the year-ago period. The increase reflects lower outstanding balances and lower voluntary prepayment speeds, offset by an improvement in seriously delinquent accounts.
The provision for loan losses was $3.2 million, compared with $2.7 million in the year ago period. Although overall default rates and loss severities have remained relatively flat as compared to the prior year quarter, defaults and severities were more concentrated in the accounts with higher average loan balances, have increased, resulting in a higher provision for losses in the current year period.
Non-interest income was $2.2 million in the third quarter of 2010 as compared to $3.3 million in the prior year period, primarily due to lower revenues from advisory services coupled with lower insurance premium revenue. The prior year period includes a gain from the sale of the Company’s third party insurance agency portfolio.
Non-interest expenses decreased from $11.8 million in the third quarter of 2009 to $10.0 million for the third quarter of 2010. The 2010 amount is net of a $1.7 million gain recognized as a result of the extinguishment of debt associated with the purchase of Mid-State Trust 2006-1 and Trust VIII bonds.
Third Quarter 2010 Liquidity Summary
At September 30, 2010, the Company had $40.2 million of cash. The Company had no borrowings under its $15 million revolving credit facility at September 30, 2010.
Purchase of Pools of Loans
During the third quarter of 2010, the Company completed the purchase of two pools of primarily performing, fixed-rate residential loans on single-family, owner occupied residences located within the Company’s existing southern United States geographic footprint. These purchases utilized $21.0 million of proceeds from the Company’s 2009 equity offering.
The Company has also recently entered into letters of intent to purchase additional pools of performing and nonperforming residential loans which, when settled, are expected to utilize approximately $10 million of proceeds from the equity offering.

Purchase of Bonds
During the quarter, the Company invested approximately $17.5 million to purchase a portion of the Company’s mortgage-backed debt from its 2006-1 securitization and approximately $2.4 million from its Trust VIII securitization through brokerage transactions. These purchases resulted in gains of approximately $1.7 million recognized in the results for the third quarter.
On November 1, 2010, the Company invested approximately $14.4 million to purchase a portion of the Company’s mortgage-backed debt from its Trust 2006-1 securitization through a brokerage transaction. The Company anticipates the purchase will result in a gain of approximately $2.3 million which will be recognized in the fourth quarter.
Conference Call Webcast
Members of the Company’s leadership team will discuss Walter Investment’s third quarter results and other general business matters during a conference call and live webcast to be held on Thursday, November 4, 2010, at 10 a.m. Eastern Time. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at www.walterinvestment.com.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in non-conforming, less-than-prime, and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annual revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 340 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
Safe Harbor Statement
Certain statements in this release and in any of Walter Investment Management Corp.’s public documents referred to herein, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions, and the opposites of such words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on the Company’s current beliefs, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. The risks and uncertainties referred to above include, but are not limited to, the continued availability of loan portfolios meeting the Company’s performance criteria at prices that will result in desired returns and financing sources to purchase additional portfolios, the completion of the Marix transaction in accordance with the terms and conditions of the purchase agreement; the accuracy of management’s due diligence on and its assessment of the Marix business; future economic and business conditions; the loss by Marix of key customers or reduction in the services contracted for by any such customers; the failure of the market for Marix’s services to develop; the possibility that the Company may not be able to integrate the business, operations and employees of Marix successfully; the inability to manage growth; the effects of competition from a variety of local, regional, national and other mortgage servicers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 2, 2010.

All forward-looking statements set forth herein are qualified by this cautionary statement and are made only as of November 3, 2010. The Company undertakes no obligation to update or revise the information contained herein, including without limitation, any forward-looking statements, whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

Walter Investment Management Corp. and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net interest income:
Interest income	$41,307	$43,019	$124,817	$133,525
Less: Interest expense	20,316	22,229	62,612	67,972

Total net interest income	20,991	20,790	62,205	65,553
Less: Provision for loan losses	3,234	2,701	11,224	10,663

Total net interest income after provision for loan losses	17,757	18,089	50,981	54,890

Non-interest income:
Premium revenue	1,778	2,025	6,636	8,086
Other income, net	437	1,263	2,213	2,066

Total non-interest income	2,215	3,288	8,849	10,152

Non-interest expenses:
Claims expense	914	1,098	2,739	3,760
Salaries and benefits	5,708	5,441	18,547	15,254
Legal and professional	1,014	615	2,849	3,215
Occupancy	350	223	1,023	1,023
Technology and communication	681	687	2,082	2,236
Depreciation and amortization	59	105	243	336
General and administrative	2,868	3,219	8,131	8,286
Gain on debt extinguishment	(1,680)	—	(1,680)	—
Losses (gains) on real estate owned, net	60	401	(1,293)	548
Related party — allocated corporate charges	—	—	—	853

Total non-interest expenses	9,974	11,789	32,641	35,511

Income before income taxes	9,998	9,588	27,189	29,531
Income tax expense (benefit)	312	1,345	828	(75,725)

Net income	$9,686	$8,243	$26,361	$105,256

Basic earnings per common and common equivalent share	$0.36	$0.40	$0.98	$5.16

Diluted earnings per common and common equivalent share	$0.36	$0.40	$0.98	$5.15

Total dividends declared per common and common equivalent shares	$0.50	$0.50	$1.00	$0.50

Weighted average common and common equivalent shares outstanding — basic	26,474,001	20,586,199	26,411,018	20,299,435

Weighted average common and common equivalent shares outstanding — diluted	26,569,897	20,687,965	26,492,850	20,357,139

Walter Investment Management Corp. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share amounts)

	September 30,	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$40,199	$99,286
Restricted cash	10,875	8,963
Restricted cash of securitization trusts	38,192	42,691
Receivables, net	3,524	3,052
Residential loans, net of allowance for loan losses of $5,388 and $3460, respectively	355,212	333,636
Residential loans of securitization trusts, net of allowance for loan losses of $10,893 and $14,201, respectively	1,256,404	1,310,710
Subordinate security	1,820	1,801
Real estate owned	28,259	21,981
Real estate owned of securitization trusts	35,949	41,143
Deferred debt issuance costs	17,360	18,450
Other assets	4,979	5,961

Total assets	$1,792,773	$1,887,674

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$590	$13,489
Accounts payable of securitization trusts	539	556
Accrued expenses	28,386	28,296
Deferred income taxes, net	118	173
Mortgage-backed debt of securitization trusts	1,183,636	1,267,454
Accrued interest of securitization trusts	8,129	8,755
Other liabilities	801	767

Total liabilities	1,222,199	1,319,490

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at September 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 25,758,716 and 25,642,889 shares at September 30, 2010 and December 31, 2009, respectively	258	256
Additional paid-in capital	125,955	122,552
Retained earnings	442,981	443,433
Accumulated other comprehensive income	1,380	1,943

Total stockholders’ equity	570,574	568,184

Total liabilities and stockholders’ equity	$1,792,773	$1,887,674

Walter Investment Management Corp. and Subsidiaries
Operating Statistics
(dollars in millions, except per share amounts)

	2010	2010	2009
	Q3	Q2	Q3

30+ Delinquencies (1)	4.56%	4.26%	5.55%
90+ Delinquencies (1)	2.57%	2.31%	3.24%

Provision for Losses	$3.2	$4.0	$2.7
Net Charge-offs	$3.7	$4.6	$3.2

Charge-off Ratio (2)	0.90%	1.13%	0.75%

Allowance for Losses	$16.3	$16.7	$17.8
Allowance for Losses Ratio (3)	1.00%	1.02%	1.05%

30+ Delinquencies (1)	$80.8	$75.5	$102.7
REO (Real Estate Owned)	64.2	62.2	56.7
TIO (Taxes, Insurance, Escrow and Other Advances)	17.2	16.2	15.4

Nonperforming Assets (Delinquencies + REO + TIO)	$162.2	$153.9	$174.8
Nonperforming Assets Ratio (4)	8.75%	8.32%	9.08%

Default Rate (5)	5.15%	6.37%	5.37%
Fixed Rate Mortgages	5.10%	5.96%	5.20%
Adjustable Rate Mortgages	9.34%	37.07%	14.71%

Loss Severity (6)	16.86%	14.30%	16.90%
Fixed Rate Mortgages	12.15%	11.69%	12.51%
Adjustable Rate Mortgages	64.99%	41.54%	61.75%

Number of Accounts Serviced (7)	34,520	34,700	35,725

Total Portfolio (8)	$1,853.8	$1,850.6	$1,924.7

ARM Portfolio (9)	$28.0	$23.5	$27.3

Prepayment Rate (Voluntary CPR)	2.63%	3.13%	3.36%

Book Value per Share (10)	$22.15	$22.28	$25.60

Debt to Equity Ratio	2.07:1	2.14:1	2.54:1

(1)	Delinquencies are defined as the percentage of principal balances outstanding which have monthly payments over 30 days past due. The calculation of delinquencies excludes from delinquent amounts those accounts that are in bankruptcy proceedings that are paying their mortgage payments in contractual compliance with bankruptcy court approved mortgage payment obligations.

(2)	The charge-off ratio is calculated as annualized net charge-offs, divided by average residential loans before the allowance for losses.

(3)	The allowance for losses ratio is calculated as period-end allowance for losses divided by period-end residential loans before the allowance for losses.

(4)	The nonperforming assets ratio is calculated as period-end non-performing assets, divided by period-end principal balance of residential loans plus REO and TIO.

(5)	Default rate is calculated as the annualized balance of repossessions for the quarter divided by the average total balance of the portfolio for the quarter.

(6)	Loss severities are calculated as the loss on sale of REO properties divided by the carrying value of REO.

(7)	Includes REO accounts.

(8)	Total portfolio includes the principal balance of residential loans, REO and TIO.

(9)	ARM portfolio includes the principal balance of adjustable rate residential loans and REO resulting from defaulted adjustable rate residential loans.

(10)	Book Value per share is calculated by dividing the Company’s equity by total shares issued and outstanding of 25,758,716.

NM	Not Meaningful